Exhibit 10.9

Theravance Biopharma, Inc.

Cash Bonus Program

(Effective as of                      , 2013)

Purpose

The Theravance Biopharma, Inc. Cash Bonus Program (the “Plan”) is designed to provide incentives for employees to meet and exceed individual department and corporate objectives, as well as encourage teamwork among the disciplines within Theravance Biopharma, Inc. (the “Company”) and reward those who significantly impact corporate goals.

Eligibility

All employees of the Company and its subsidiaries are eligible to participate in the Plan.  The Administrator, in its sole discretion, shall select the employees who are eligible to participate in the Plan with respect to each fiscal year.

An employee who joins the Company before December 31st of a fiscal year may be eligible for a prorated bonus, depending on their length of service that year.  An employee who changes job grades during the fiscal year may be eligible for a bonus based on the length of time in each grade and the respective target bonus award that would apply.

To receive a bonus payment under the Plan, an eligible employee must remain continuously employed by the Company until the date bonuses are paid under “Payment of Awards” below.

Target Bonuses

Target bonus awards will be expressed as a percentage of an employee’s base salary and will be determined and communicated to eligible employees annually.  The Board of Directors or its Compensation Committee (as applicable, the “Administrator”) determines target bonus awards for employees at the level of Senior Vice President and above and maximum target bonus awards for all other employees.  The Chief Executive Officer determines target bonus awards for employees at the level of Vice President and below, not in excess of the maximums approved by the Administrator.  Target bonus awards may be modified from time to time.

Award Determination

Each year, the Administrator will establish one or more corporate goals applicable to the bonus pool for such fiscal year from among those listed on Appendix A to the Company’s 2013 Equity Incentive Plan (a copy of which is appended hereto) and, if it desires, the size of the bonus pool if the selected goals are achieved.  At the end of the year, the Administrator assesses performance against the goal(s) and a bonus pool is established.  However, the Administrator has complete discretion to reduce or eliminate the bonus pool for a fiscal year regardless of actual Company performance.

The allocation of the bonus pool for a fiscal year among eligible employees is discretionary.  The Administrator determines the actual bonuses payable to employees at the level of Senior Vice President and above, and the Chief Executive Officer determines the actual bonuses payable to employees at the level of Vice President and below.  In determining actual bonuses, the Administrator and the Chief Executive Officer will consider the target bonuses communicated to eligible employees, but may increase or decrease an eligible employee’s actual award based on such factors as they deem appropriate.

Payment of Awards

Individual bonus awards will be paid as soon as practicable after the close of the applicable fiscal year, but in any event no later than required to ensure that that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code.

An eligible employee must remain continuously employed by the Company until the date that the bonus is paid to earn any such bonus.  An employee will not earn any bonus after the employee’s termination date.

All awards under the Plan will be subject to any Company recoupment or clawback policy, as in effect from time to time, including any required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Other Provisions

The Administrator reserves the right to interpret, modify, suspend or terminate the Plan at any time.  All decisions made by the Administrator and the Chief Executive Officer shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

The designation of an employee as a participant will not alter in any way the at-will employment relationship between the employee and the Company.

All bonus payments are subject to reduction to reflect all applicable withholding taxes and other deductions required by law.

Bonuses will be paid solely from the general assets of the Company or the subsidiary employing a participant, and eligible employees will have the status of general unsecured creditors of the Company.  Bonuses under the Plan may not be transferred, pledged, assigned or otherwise alienated or hypothecated other than by will or by the laws of descent or distribution.  No participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.

Appendix A

2013 Equity Incentive Plan

Performance Criteria

The performance goals that may be used by the Administrator for such awards shall consist of:  share price; net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Common Shares or any other publicly-traded securities of the Company; market share; gross profits; net profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; shareholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; drug discovery or development milestones; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting or similar proceeding, or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer); initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally); strategic partnerships, research joint ventures, licenses, collaborations or comparable transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products or development candidates (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products or development candidates); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; royalty monetizations, sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research (including pre-clinical achievements, nominating a development candidate or initiating a new full discovery program), development, manufacturing (including initiating formulation or device development work or finalizing API or drug product processes), commercialization, development candidates, products or projects, safety, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.  In the areas of development, regulatory progress and commercialization, the achievements described above performed by a third party with which the Company has a licensing or collaborative agreement (a “Partner”), or relating to an asset in which the Company has an economic interest, shall apply to the Company.  For example, if a Partner accomplishes development milestones, regulatory achievements, commercialization or sales targets with an asset within a program that is a subject of the licensing or collaboration agreement between the Company and the Partner, then such Partner’s accomplishments shall constitute achievements of the Company.  Similarly, if an asset in which the Company has an economic interest, which asset is controlled by a third party, achieves development milestones, regulatory achievements, commercialization or sales targets, then such third party’s accomplishments with such asset shall constitute achievements of the Company.  Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items, provided, however that if an Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, such adjustment(s) shall only be made to the extent consistent with Section 162(m) of the Code.